Exhibit 107

Calculation of Filing Fee Table

Form S-8
(Form Type)

1st Source Corporation
(Exact Name of Registrant as Specified in Its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, no par value, issuable under the 1st Source Corporation 1982 Executive Incentive Plan	Rule 457(c) and (h)	200,000(2)	$58.29(3)	$11,658,000	0.00011020	$1,284.72
Total Offering Amounts					$11,658,000		$1,284.72
Total Fee Offsets							$0.00
Net Fee Due							$1,284.72

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities to be offered or issued pursuant to the 1st Source Corporation 1982 Executive Incentive Plan, as amended (the “Plan”), from stock splits, stock dividends or similar transactions with respect to the common stock, no par value per share (“Common Stock”), of 1st Source Corporation (the “Registrant”).

(2) Represents 200,000 shares of Common Stock that were added to the shares reserved for future issuance under the Plan pursuant to an “evergreen” provision contained in the Plan. Pursuant to such provision, the Company may issue under the Plan a number of shares of Common Stock each year up to a maximum number of shares of Common Stock determined pursuant to a specified formula.

(3) Estimated in accordance with Rule 457(c) and Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee. The maximum offering price per share and maximum aggregate offering price are based upon the average of the high and low prices of the Common Stock as reported on the Nasdaq Global Select Market on October 31, 2022, which date is within five business days prior to filing this Registration Statement.